Exhibit 99.1

StanCorp Financial Group, Inc. Appoints Kevin Murai to Board of Directors

PORTLAND, Ore. — November 13, 2013 — StanCorp Financial Group, Inc. (“StanCorp”) (NYSE: SFG) has appointed Kevin Murai to its Board of Directors effective November 12, 2013.

“Kevin’s leadership abilities and significant business experience in a public company will be a valuable contribution to StanCorp and its Board of Directors,” said Greg Ness, chairman, president and chief executive officer.

Mr. Murai is currently president, chief executive officer and Director of Synnex Corporation and has served in this capacity since 2008. Prior to Synnex, Mr. Murai was president and chief operating officer of Ingram Micro Inc., and was also a member of its Board of Directors.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Real Estate and StanCorp Equities — is a leading provider of financial products and services. StanCorp’s subsidiaries offer group and individual disability insurance, group life and accidental death and dismemberment insurance, group dental and group vision insurance, absence management services, retirement plans products and services, individual annuities, origination and servicing of fixed-rate commercial mortgage loans, and investment advice. For more information about StanCorp Financial Group, Inc., visit its investor website at www.stancorpfinancial.com.

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Contacts

Investor Relations and Financial Media

Jeff Hallin, Assistant Vice President,

Investor Relations and Capital Markets

(971) 321-6127

jeff.hallin@standard.com

General Media

Bob Speltz, Director,

Public Affairs

(971) 321-3162

bob.speltz@standard.com